AMENDMENT NO. 2 TO DISTRIBUTION AGREEMENT

THIS AMENDMENT is effective January 1, 2011, by and between Stadion Investment Trust, a Delaware business trust (the “Trust”), and Ultimus Fund Distributors, LLC, an Ohio limited liability company (the "Distributor").

RECITALS:

WHEREAS, the Trust and the Distributor entered into a certain Distribution Agreement, dated as of June 1, 2007 and amended as of May 1, 2009 (the “Agreement”);

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the Trust and the Distributor agree as follows:

1.   Unless specified otherwise, capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

2.   The following provision shall be added to the Agreement as Paragraph 2.1:

2.1       Dealer Reallowances and Wholesaler Agreements

From time to time during the term of this Agreement, Distributor will enter into agreements with broker-dealers to sell shares of the Trust as and when determined by the Distributor and/or reasonably requested by the Trust (each a "Dealer Agreement").  Under each Dealer Agreement, Distributor remits to applicable dealers a portion of the "Sales Charges" (as defined in the Registration Statement) charged by the Trust.  The parties acknowledge that the Distributor is ordinarily entitled to retain any portion of a Sales Charge not remitted to a dealer as a Dealer Reallowance (as defined in the Registration Statement) (the "Retained Amount"). However, the Distributor and the Trust hereby acknowledge and agree that: (i) the Distributor, the Trust, Stadion Money Management, Inc. and Mutual of Omaha Investor Services, Inc. ("Wholesaler") have entered into that certain Wholesale Marketing Agreement dated May 1, 2009, pursuant to which Wholesaler will seek to promote the sale of shares of the Trust (the “Wholesaling Agreement”); and (ii) notwithstanding the Distributor's ordinary Retained Amount, Distributor's Retained Amount with respect to sales made pursuant to the Wholesaler Agreement will be reduced by 75%, which amount will be remitted to the Wholesaler under the Wholesaling Agreement.

3.   Except as amended hereby, the Agreement shall continue in effect in accordance with its terms.  This Amendment shall become effective, as of the date first set forth above, upon its execution by an authorized representative of each of the parties.

4.   This Amendment may be executed in two or more counterparts, including facsimile counterpart signatures, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STADION INVESTMENT TRUST

By:	/s/ Judson Doherty
Name:	Judson Doherty
Title:	President

ULTIMUS FUND DISTRIBUTORS, LLC

By:	/s/ Robert G. Dorsey
Name:	Robert G. Dorsey
Title:	President

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